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                                                                  Exhibit (h)(4)

                          SUB-ADMINISTRATION AGREEMENT

         AGREEMENT, made this 1st day of January, 2002 between BISYS FUND SERVICES OHIO, INC. (the "Administrator"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219, and BANK OF OKLAHOMA, N.A, (the "Sub-Administrator"), a national bank with its principal office at One Williams Center, Tulsa, OK 74103.

         WHEREAS, the Administrator has entered into an Administration Agreement, dated January 1, 2002 (the "Administration Agreement"), with the American Performance Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219, concerning the provision of management and administrative services for the investment portfolios of the Trust identified in Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, the Administrator desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Fund covered by the Administration Agreement and Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth the parties agree as follows:

         1. SERVICES AS SUB-ADMINISTRATOR. As provided herein, the Sub-Administrator will perform the following duties:

                  (i) assist the administrator in the supervision of all aspects of the operations of the Fund except those performed by the distributor for the Funds under its Distribution Agreement, the transfer agent for the Funds under its Transfer Agency Agreement, the fund accountant under its Fund Accounting Agreement, and the investment adviser for the Funds under its Investment Advisory Agreement;

                  (ii) serve as on-site liaison between the Trust and the Tulsa, Oklahoma-based service providers;

                  (iii)    furnish statistical and research data;



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                  (iv)     assist the Administrator in the preparation of
                           compliance filings pursuant to state securities laws with the advice of the Trust's counsel and coordinate with the transfer agent to monitor the sale of the Funds' shares;

                  (v) assist the Administrator to the extent requested by the Administrator in the preparation, mailing, and filing of the Trust's Annual and Semi-Annual Reports to Shareholders and its Registration Statement;

                  (vi) assist the Administrator in the preparation of Proxy Statements and related documents with the advice of Trust's counsel and coordinate the distribution of such documents; and

                  (vii) provide Trustee Board meeting support, including the preparation of documents related thereto.

         2. COMPENSATION. The Administrator shall pay the Sub-Administrator for the services provided under this Agreement a fee with respect to each Fund calculated at the annual rate of five one-hundredths of one percent (.05%) of such Fund's average daily net assets. The fee payable hereunder shall be calculated and paid on a monthly basis. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                  For the purpose of determining fees payable to the Sub-Administrator, the net asset value of each Fund shall be computed in the same manner as in the Administration Agreement.

         3. EFFECTIVE DATE. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date specified in the amendment to Schedule A to this Agreement relating to such Fund or, if no date is specified, the date on which such amendment is executed) (the "Effective Date").


         4. TERM. This agreement shall continue in effect with respect to a Fund for such time as the Administration Agreement shall be in effect with respect to such Fund.


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

         5. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION. The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against it hereunder. The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. Any officer, director, employee or agent of the Sub-Administrator who is or who becomes an officer, Trustee, employee or agent of the Trust shall be deemed, when engaged in rendering the Services hereunder in such capacity, to be rendering services directly to or for the Trust, and shall not be deemed to be acting as an officer, director, employee or agent or one under the control or direction of Administrator.


                     So long as the Sub-Administrator acts in good faith and with due diligence and without negligence, BISYS shall indemnify the Sub-Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Sub-Administrator's actions taken or nonactions with respect to the performance of services hereunder; provided, however, that Administrator's obligation under the foregoing indemnity and hold harmless shall apply only to the extent that Administrator is in fact fully indemnified and held harmless by the Trust, under the Administration Agreement, for any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) incurred by Administrator (including, without limitation, any indemnification amounts payable to the Sub-Administrator), and any payments of indemnity shall be due only if, as and when such amounts payable to the Sub-Administrator by Administrator under this paragraph are in fact received by Administrator from the Trust.

                  The Sub-Administrator shall indemnify Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Sub-Administrator's appointment as sub-administrator, and any actions taken by or omissions of the Sub-Administrator hereunder involving its negligence, willful misfeasance or reckless disregard of its obligations under this Agreement.

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         6.       RECORD RETENTION AND CONFIDENTIALITY. The Sub-Administrator
shall keep and maintain on behalf of the Trust all books and records which the Trust and the Sub-Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. The Sub-Administrator further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by the Administrator, or by the Securities and Exchange Commission at reasonable time and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-conditioned authorities or court process.


         7. UNCONTROLLABLE EVENTS. The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, lost of data, delay or any other loss whatsoever caused by events beyond its reasonable control.


         8. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Administrator and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.


         9. RETURN OF RECORDS. The Sub-Administrator may at its option at any time, and shall promptly upon the demand of the Administrator and/or the Trust, turn over to the Administrator and/or the Trust and cease to retain the Sub-Administrator's files, records and documents created and maintained b the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If not so turned over to the Administrator and/or the Trust, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Administrator and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.


         10. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the Administrator at the following address: 3435 Stelzer Road, Columbus, OH 43219, Attn: President, and to the Sub-Administrator at the following address:



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One Williams Center, Tulsa, OK 74103, Attn: __________, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.


         11. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.


         12. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of the Trust.


         13. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.


         14. CONFIDENTIALITY/ PRIVACY. The Sub-Administrator agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Trust, all records and other information relative to the Trust and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by Administrator or the Trust, which approval shall not be unreasonably withheld.

                  The Sub-Administrator acknowledges that nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to Administrator, or collected or retained by Administrator to perform its duties as administrator of the Funds shall be considered confidential information. Sub-Administrator Service Trust shall not give, sell or in any way transfer such confidential information to any person or entity, except at the direction of Administrator or as required or permitted by law. Sub-Administrator shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Sub-Administrator acknowledges receipt of the Trust's Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P.






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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.




                                       BISYS FUND SERVICES OHIO, INC.

                                       By:  /s/ Fred Naddaff
                                            ----------------

                                       Title: Executive Vice President



                                       BANK OF OKLAHOMA, N.A.

                                       By: /s/ Douglas K. Scott
                                           --------------------

                                       Title:  Vice President




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




                                   SCHEDULE A
                                     TO THE
                          SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                         BISYS FUND SERVICES OHIO, INC.
                                       AND
                             BANK OF OKLAHOMA, N.A.



         NAME OF FUND
         ------------

         American Performance U.S. Treasury Fund
         American Performance Cash Management Fund
         American Performance Bond Fund
         American Performance Intermediate Bond Fund
         American Performance Short-Term Income Fund
         American Performance Intermediate Tax-Free Bond Fund
         American Performance Equity Fund American Performance Balanced Fund American Performance Growth Equity Fund
         American Performance Small Cap Equity Fund